Exhibit 5.1

Conyers Dill & Pearman Cricket Square PO Box 2681 Grand Cayman KY1-1111 Tel: +1 (345) 945 3901 Fax: +1 (345) 945 3902 conyersdill.com	BERMUDA BRITISH VIRGIN ISLANDS CAYMAN ISLANDS CYPRUS DUBAI HONG KONG LONDON MAURITIUS MOSCOW SÃO PAULO SINGAPORE
September 3 2010
Our ref: KCB/sk/703926
Doc Ref: caydocs.177323
Direct Dial: (345) 814 7374
Kevin.Butler@conyersdill.com
SINA Corporation
37F, Jin Mao Tower
88 Century Boulevard, Pudong
Shanghai 200121
People’s Republic of China
Dear Sirs
SINA Corporation (the “Company”)
We act as special legal counsel in the Cayman Islands to the Company, a Cayman Islands company, in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to the registration under the Act of 5,000,000 additional Ordinary Shares of par value US$0.133 each in the capital of the Company (the “Shares”) for issuance pursuant to the Amended and Restated 2007 Share Incentive Plan (the “Restated Plan”).
For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the amended and restated memorandum and articles of association of the Company (together, the “Constitutional Documents”), which were filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed on 16 March 2005 and Exhibit 3.1 to the Company’s Report of Foreign Issuer on Form 6-K filed on 23 December 2009, a copy of minutes of a meeting of the shareholders of the Company held on 2 August 2010 (the “Minutes”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 24 August 2010 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement (including the Prospectus) and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (g) that the Company will have sufficient authorised capital to effect the issue of any of the Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Shares, (h) the capital of the Company as set out in the Constitutional Documents is correct, (i) that, upon the issue of any Shares, the Company or the Selling Shareholder, as applicable, will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.
The obligations of the Company in connection with any Shares or other agreement or document relating thereto (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Cayman Islands court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, and (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands courts.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit in connection with the Registration Statement (including the

Prospectus) and any prospectus supplement and is not to be relied upon in respect of any other matter.
On the basis of and subject to the foregoing we are of the opinion that:
1.	As at the Certificate Date, the Company is duly incorporated and validly existing under the laws of the Cayman Islands and in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	The Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Restated Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Restated Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Act or that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully
/s/ Conyers Dill & Pearman
Conyers Dill & Pearman